As filed with the Securities and Exchange Commission on April 12, 2007

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

TAL INTERNATIONAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-1796526 (I.R.S. Employer Identification No.)

100 Manhattanville Road Purchase, New York	10577-2135
(Address of Principal Executive Offices)	(Zip Code)

2004 Management Stock Plan
2005 Management Omnibus Incentive Plan

(Full Title of the Plan)

Brian M. Sondey
Chief Executive Officer
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
(914) 251-9000
(Name, Address and Phone Number of Agent For Service)

Copy to:

Philip O. Brandes, Esq.
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York 10019

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	1,811,032	(2)	$25.41	(3)	$46,018,323	(3)	$1,412.77
Common Stock, par value $0.001 per share	3,340	(4)	$0.01	(5)	$33	(5)	$0.00
Common Stock, par value $0.001 per share	610,195	(6)	$18.00	(5)	$10,983,510	(5)	$337.19
Common Stock, par value $0.001 per share	5,000	(7)	$24.44	(5)	$122,200	(5)	$3.75
Common Stock, par value $0.001 per share	1,500	(8)	$22.36	(5)	$33,540	(5)	$1.03
Common Stock, par value $0.001 per share	3,000	(9)	$21.99	(5)	$65,970	(5)	$2.03
Common Stock, par value $0.001 per share	1,500	(10)	$24.69	(5)	$37,035	(5)	$1.14
Common Stock, par value $0.001 per share	10,000	(11)	$23.01	(5)	$230,100	(5)	$7.06
TOTAL	2,445,567		—		$57,490,711		$1,764.97

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of the Registrant’s Common Stock, which may be issued pursuant to the employee benefit plans described herein to prevent dilution from stock splits, stock dividends or similar transactions. In addition, this registration statement covers the resale by the Selling Stockholder named in the prospectus included in and filed with this Form S-8 of certain shares of the Registrant’s Common Stock subject to this registration statement, for which no additional registration fee is required pursuant to Rule 457(h)(3).
(2)	Represents (i) 2,227 shares of the Registrant’s Common Stock previously issued under the Registrant’s 2004 Management Stock Plan (the ‘‘2004 Plan’’) and (ii) 1,808,805 shares of the Registrant’s Common Stock previously issued or reserved for future issuance under the Registrant’s 2005 Management Omnibus Incentive Plan (the ‘‘2005 Plan’’).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 9, 2007.
(4)	Represents 3,340 shares of the Registrant’s Common Stock subject to options outstanding under the 2004 Plan at a weighted average exercise price of $0.00985 per share.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based upon the weighted average exercise price (rounded to the nearest cent) for such outstanding options.
(6)	Represents 610,195 shares of the Registrant’s Common Stock subject to options outstanding under the 2005 Plan at a weighted average exercise price of $18.00 per share.
(7)	Represents 5,000 shares of the Registrant’s Common Stock subject to options outstanding under the 2005 Plan at a weighted average exercise price of $24.44 per share.
(8)	Represents 1,500 shares of the Registrant’s Common Stock subject to options outstanding under the 2005 Plan at a weighted average exercise price of $22.36 per share.
(9)	Represents 3,000 shares of the Registrant’s Common Stock subject to options outstanding under the 2005 Plan at a weighted average exercise price of $21.99 per share.
(10)	Represents 1,500 shares of the Registrant’s Common Stock subject to options outstanding under the 2005 Plan at a weighted average exercise price of $24.69 per share.
(11)	Represents 10,000 shares of the Registrant’s Common Stock subject to options outstanding under the 2005 Plan at a weighted average exercise price of $23.01 per share.

EXPLANATORY NOTE

This Registration Statement registers shares of common stock, par value $0.001 per share, of TAL International Group, Inc. (the ‘‘Company’’), consisting of (i) shares previously issued, or that will be issued, upon the exercise of options granted under the 2004 Management Stock Plan (the ‘‘2004 Plan’’) and (ii) shares previously issued, or that will be issued, as restricted stock granted under, or upon the exercise of options granted under, the 2005 Management Omnibus Incentive Plan (the ‘‘2005 Plan’’).

This Registration Statement contains two parts. The first part contains a ‘‘reoffer’’ prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales of those shares referred to above that constitute ‘‘restricted securities’’, within the meaning of Form S-8, by one of the Company’s stockholders, as more fully set forth therein. The second part contains information required to be set forth in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the ‘‘Commission’’). The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the reoffer prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the 2004 Plan and 2005 Plan. Requests should be directed to Investor Relations, TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577-2135.

PROSPECTUS

2,727 Shares

TAL International Group, Inc.

Common Stock
par value $0.001 per share

This prospectus relates to an aggregate of up to 2,727 shares of our common stock, par value $0.001 per share which may be offered and sold from time to time by one of our stockholders (the ‘‘Selling Stockholder’’) who has acquired or will acquire such shares pursuant to our 2004 Management Stock Plan and our 2005 Management Omnibus Incentive Plan (collectively, the ‘‘Plans’’). See ‘‘Selling Stockholder’’. This prospectus covers the offering for resale of shares acquired by the Selling Stockholder prior to the filing of a Registration Statement on Form S-8 by our company.

We will not receive any proceeds from the sale of the shares. The shares may be offered from time to time by the Selling Stockholder (and his donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as the Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See ‘‘Plan of Distribution’’. All costs, expenses and fees in connection with the registration of the Shares will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the Selling Stockholder (or his donees and pledgees).

The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an ‘‘underwriter’’ as defined in the Securities Act of 1933, as amended (the ‘‘Securities Act’’). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the shares as principals, any profits received by such broker-dealers on the resale of the shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholder may be deemed to be underwriting commissions.

Our common stock is listed on the New York Stock Exchange under the symbol ‘‘TAL’’. On April 9, 2007, the last reported sales price of the common stock on the New York Stock Exchange was $25.35 per share.

Investing in our common stock involves risks. See ‘‘Risk Factors’’ on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2007.

You should rely only on the information contained in this document or to which we have referred you. No person is authorized to give any information or represent anything not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus or any prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition and results of operations may have changed since that date.

i

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the ‘‘Commission’’). The reports, proxy statements and other information filed by us with the Commission can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material also may be obtained by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Additionally, our Commission filings are available to the public from the Commission’s web site at http://www.sec.gov.

The Commission allows us to ‘‘incorporate by reference’’ certain information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the earlier of (1) the date on which the Selling Stockholder has sold all of the securities that we have registered or (2) the date we file a amendment to the registration statement deregistering any unsold shares of common stock. Information that we file later with the Commission will automatically update and supersede this information.

We have incorporated by reference into this prospectus the following documents we have filed with the Commission:

(i)	Our Annual Report on Form 10-K for the fiscal year ended 2006 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), which contains audited financial statements for our latest fiscal year for which such statements have been filed;

(ii)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in clause (a) above; and

(iii)	The description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A filed with the Commission on October 5, 2005 pursuant to Section 12(b) of the Exchange Act, including any subsequent amendment or any report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577-2135; telephone number (914) 251-9000.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof by us with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

OUR COMPANY

We were formed in 1963 and are one of the world’s largest and oldest lessors of intermodal containers and chassis. Intermodal containers are large, standardized steel boxes used to transport freight by ship, rail or truck. Because of the handling efficiencies they provide, intermodal containers are the primary means by which many goods and materials are shipped internationally. Chassis are used for the transportation of containers domestically.

Our operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal equipment. As of December 31, 2006, our fleet consisted of 639,787 containers and chassis, including 70,488 containers under management for third parties, representing approximately 1,037,000 twenty-foot equivalent units (TEU). We also believe that we are the world’s largest seller of used containers. We have an extensive global presence, offering leasing services through 19 offices in 11 countries and 184 third party container depot facilities in 37 countries as of December 31, 2006. Our customers are among the world’s largest shipping lines and include, among others, APL-NOL, CMA-CGM, Hanjin Shipping, Maersk Line, Mediterranean Shipping Company and NYK Line.

We primarily lease four principal types of equipment: (1) dry freight containers, which are used for general cargo such as manufactured component parts, consumer staples, electronics and apparel, (2) refrigerated containers, which are used for perishable items such as fresh and frozen foods, (3) special containers, which are used for heavy and oversized cargo such as marble slabs, building products and machinery, and (4) chassis, which are used for the transportation of containers domestically via rail and roads. As of December 31, 2006, dry, refrigerated and special containers represented approximately 87%, 5% and 7% of our fleet on a unit basis, respectively. Our chassis leasing business, which we re-entered in the fourth quarter of 2005, represented approximately 1% of our fleet on a unit basis as of December 31, 2006. For each of the fiscal years 2006, 2005 and 2004, dry, refrigerated and special containers represented approximately 60%, 30% and 10 % of our leasing revenues, respectively. Our chassis leasing revenue is less than 1% of our total revenue during these years.

We generally lease our equipment on a per diem basis to our customers under three types of leases: long-term leases, service leases and finance leases. Long-term leases, typically with terms of three to eight years, provide us with stable cash flow and low transaction costs by requiring customers to maintain specific equipment on-hire for the duration of the lease. Service leases command a premium per diem rate in exchange for providing customers with a greater level of operational flexibility by allowing the pick-up and drop-off of equipment during the lease term. Finance leases, which are typically structured as full payout leases, provide for a predictable recurring revenue stream with the lowest daily cost to the customer because customers are generally required to retain the equipment for the duration of its useful life. Our leases require lessees to maintain the equipment in good operating condition, defend and indemnify us from liabilities relating to the equipments’ contents and handling and return the equipment to specified drop-off locations. As of December 31, 2006, 93% of our equipment was on-hire to customers, with 58% of our equipment on long-term leases, 27% on service leases or long-term leases whose fixed terms have expired but for which the related units remain on-hire and for which we continue to receive rental payments and 8% on finance leases. As of December 31, 2006, our long-term leases had an average remaining lease term of 33 months. In addition, 5% of our equipment was available for lease and 2% was available for sale.

In December 2006 we entered into our first port equipment finance transaction in which we financed several container cranes, reach stackers, tractors, trailers and related equipment. We believe that the financing of such equipment is a natural extension of our equipment leasing business.

We believe that we are the world’s largest seller of used containers, having sold over 50,000 used containers in each of the last five years on behalf of ourselves and third parties. We manage our own container disposals, act as the disposal agent for a number of our shipping line customers and buy and sell used containers on an opportunistic basis.

Our total revenues primarily consist of leasing revenues derived from the lease of our owned equipment and, to a lesser extent, fees received for managing equipment owned by third parties and equipment trading revenue. The most important driver of our profitability is the extent to which leasing revenues, which are driven primarily by our owned equipment fleet size, utilization and average rental rates, exceed our ownership and operating costs, which primarily consist of depreciation and amortization, interest expense, direct operating expenses and administrative expenses. We seek to exceed a targeted return on our investment over the life cycle of our equipment by managing equipment utilization, per diem lease rates, drop-off restrictions and the used equipment sale process.

TAL International Group, Inc. is a Delaware corporation. Our headquarters are located at 100 Manhattanville Road, Purchase, NY 10577-2135. Our telephone number is 914-251-9000 and our website is located at http://www.talinternational.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk.

Risks Related to Our Business and Industry

Container leasing demand is affected by numerous market factors as well as external political and economic events and a decrease in the volume of world trade and other operating factors may adversely affect our container leasing business.

Demand for containers depends largely on the rate of world trade and economic growth. Cyclical recessions can negatively affect lessors’ operating results because during economic downturns or periods of reduced trade, such as those that occurred in 2001 and 2002, shipping lines tend to lease fewer containers, or lease containers only at reduced rates, and tend to rely more on their own fleets to satisfy a greater percentage of their requirements. Thus, a decrease in the volume of world trade may adversely affect our container utilization and lease rates and lead to reduced revenue, reduced capital investment, increased operating expenses (such as storage and positioning) and reduced financial performance. In the late 1990’s, the economic downturn in Asia, lower prices for new containers and the consolidation of shipping lines adversely affected the container leasing business. These events may re-occur.

Other general factors affecting demand for leased containers, container utilization and per diem rental rates include the available supply and prices of new and used containers, including the market acceptance of new container types and overbuying by competitors and customers, changes in the operating efficiency of customers, economic conditions and competitive pressures in the shipping industry, including fluctuations in ship charter and freight rates, containership fleet overcapacity or undercapacity, consolidation or withdrawal of individual customers in that industry, shifting trends and patterns of cargo traffic, acts of God such as droughts, storms, or other natural disasters, flu or other pandemics that result in economic disruptions that may disrupt or interfere with trade. The availability and terms of equipment financing, fluctuations in interest rates and foreign currency values, import/export tariffs and restrictions, customs procedures, foreign exchange controls and other governmental regulations and political or economic factors that are inherently unpredictable and may be beyond our control. Any of the aforementioned external factors may have a material adverse affect on our business. For example, in 2005 the inventory of new containers held at container factories by leasing companies and shipping lines increased substantially despite continued growth in the volume of world trade. We believe that this container inventory build-up was mainly caused by our customers achieving improved container operating efficiency in 2005 due to an unexpected reduction in port and rail congestion relative to the significant congestion problems that were experienced in 2004. The build-up of container inventories in Asia by our customers reduced our volume of leasing transactions in 2005 and caused our container utilization to decrease. Additionally, as a result of the build-up of inventories of new equipment, we reduced our container orders for the third and fourth quarters of 2005.

Equipment prices and lease rates may decrease.

Lease rates depend on the type and length of the lease, the type, age and location of the equipment, competition, and other factors more fully discussed herein. Container lease rates also move with the fluctuations in prices for new containers. Because steel is the major component used in the construction of new containers, the price for new containers, as well as prevailing container lease rates, are both highly correlated with the price of steel. For example, new container prices and lease rates decreased in the late 1990’s, because of, among other factors, a drop in worldwide steel prices and a shift in container manufacturing from Taiwan and Korea to areas with lower labor costs in mainland China. Container prices and market leasing rates increased by over 40% from the middle of 2003 to the middle of 2005 primarily due to an increase in the price of steel in China, while during the second half of 2005 container prices and market leasing rates decreased significantly primarily due to reductions in the cost of steel in China. Container prices and market lease rates for new containers increased in the second quarter of 2006 though they remain subject to further volatility. In addition, despite the increase in container prices and market leasing rates in the second quarter of 2006, our average leasing rates decreased throughout the year. The decrease in average leasing rates was mainly the result of lease renegotiations in which we offered several customers reduced lease rates in return for extensions of leases covering our older containers.

Leasing rates can also be negatively impacted by the entrance of new leasing companies, overproduction of new containers by factories and over-buying by shipping lines and leasing competitors. For example, during 2001 and again in the second quarter of 2005, overproduction of new containers, coupled with a build-up of container inventories in Asia by leasing companies and shipping lines, led to decreasing utilization rates and more aggressive lease pricing from some of our competitors. In the event that the container shipping industry were to be characterized by over-capacity in the future, or if available supply of containers were to increase significantly as a result of, among other factors, new companies entering the business of leasing and selling containers, both utilization and lease rates can be expected to decrease, thereby adversely affecting the revenues generated by our container leasing business.

A number of new leasing companies have been started during the last several years, reflecting the high global availability of debt and equity capital. Since they typically cannot compete on service capability, new leasing companies typically seek to gain share by offering low leasing rates, and in 2005 and 2006 market leasing rates were negatively impacted by aggressive pricing from recent entrants.

Sustained Asian economic instability could reduce demand for leasing.

A number of the shipping lines to which we lease containers are entities domiciled in Asian countries. In addition, many of our customers are substantially dependent upon shipments of goods exported from Asia. From time to time, there have been economic disruptions, financial turmoil and political instability in this region. If these events were to occur in the future, they could adversely affect these customers and lead to a reduced demand for leasing of our containers or otherwise adversely affect us.

Our customers may decide to lease fewer containers.

We, like other suppliers of leased containers, are dependent upon decisions by shipping lines to lease rather than buy their container equipment. Should shipping lines decide to buy a larger percentage of the containers they operate, our utilization rate would decrease, resulting in decreased leasing revenue, increased storage costs and increased positioning costs. A decrease in the portion of leased containers would also reduce our investment opportunities and significantly constrain our growth. Most of the factors affecting the decisions of our customers are outside our control.

While the percentage of leased containers has been fairly steady historically, several trends may cause the percentage of leased containers to decrease in the future. These trends include increased access of shipping lines to low-cost bank financing, the consolidation of the shipping industry and improvements in information technology.

We face extensive competition in the container leasing industry.

We may be unable to compete favorably in the highly competitive container leasing and sales business. We compete with approximately 10 other major leasing companies, many smaller lessors, manufacturers of container equipment, companies offering finance leases as distinct from operating leases, promoters of container ownership and leasing as a tax shelter investment, shipping lines, which sometimes lease their excess container stocks, and suppliers of alternative types of equipment for freight transport. Some of these competitors may have greater financial resources and access to capital than we do. Additionally, some of these competitors may have large, underutilized inventories of containers, which could lead to significant downward pressure on lease rates and margins.

Competition among container leasing companies depends upon many factors, including, among others, lease rates, lease terms (including lease duration, drop-off restrictions and repair provisions), customer service, and the location, availability, quality and individual characteristics of equipment.

New entrants into the leasing business have been attracted by the high rate of containerized trade growth in recent years, and new entrants have generally been less disciplined than we are in pricing and structuring leases. As a result, the entry of new market participants together with the already highly competitive nature of our industry, may undermine our ability to maintain a high level of container utilization or achieve our growth plans.

The age of our container fleet may become a competitive disadvantage.

As of December 31, 2006, the average age of the containers in our fleet was 8.4 years. We believe that the average age of some of our competitors’ container fleets is lower than the average age of our fleet, and customers generally have a preference for younger containers. Historically, we have been successful marketing our older equipment by positioning older containers to areas where demand is very strong, offering incentives for customers to extend containers on lease, and providing greater drop-off location flexibility for containers approaching sale age. However, our marketing strategies for older containers may not continue to be successful, particularly if demand for containers becomes weaker.

The age of our fleet may result in an increase in disposals of equipment and result in a reduction of lease revenue if we are unable to purchase and lease similar volumes of equipment.

As of December 31, 2006, the average age of the containers in our fleet was 8.4 years and accordingly a large portion of our fleet is on leases which take the units to the end of their serviceable life in marine transport. Upon redelivery, this equipment is likely to be disposed. From 2004 through 2006, we sold slightly less than 8% of our containers annually. Due to the aging of our fleet, we expect that our disposal rate will increase for several years beginning in 2008. If we are unable to purchase and lease the volumes of equipment necessary to replace the units sold, our revenue could decrease.

Lessee defaults may adversely affect our financial condition and results of operations and cash flow by decreasing revenues and increasing storage, positioning, collection and recovery expenses.

Our containers and chassis are leased to numerous customers. Rent and other compensation, as well as indemnification for damage to or loss of our equipment, is payable under the leases and other arrangements by the end users. Inherent in the nature of the leases and other arrangements for use of the equipment is the risk that once the lease is consummated, we may not receive, or may experience delay in realizing, all of the compensation and other amounts to be paid in respect of the equipment. A delay or diminution in amounts received under the leases and other arrangements could adversely affect our business and financial prospects and our ability to make payments on our debt.

The cash flow from the containers, principally lease rentals, management fees, proceeds from the sale of owned containers and commissions earned on container agency and brokerage activities, is affected significantly by our ability to collect payments under leases and other arrangements for the use of the containers and our ability to replace cash flows from terminating leases by re-leasing or selling containers on favorable terms. All of these factors are subject to external economic conditions and performance by lessees and service providers that will not fully be within our control.

When lessees or sublessees of our containers and chassis default, we may fail to recover all of our equipment, and the containers and chassis we do recover may be returned in damaged condition or to locations where we will not be able to efficiently re-lease or sell them. As a result, we may have to repair and reposition these containers and chassis to other places where we can re-lease or sell them, and we may lose lease revenues and incur additional operating expenses in repossessing and storing the equipment.

From 1997 to 2000 we experienced significant lessee defaults as a result of the cyclical down turn in the shipping industry. During this period we maintained insolvency insurance to cover such defaults and as a result these defaults did not have a significant impact on our financial results. We have not maintained insurance to cover lessee defaults since 2001.

Our balance sheet includes an allowance for doubtful accounts as well as an equipment reserve related to the expected costs of recovering and remarketing containers currently in the possession of customers that we believe currently present a significant risk of default. These reserves are currently at historically low levels, mainly due to the low level of defaults we have experienced in recent years. However, future defaults may be material and any such future defaults could have a material adverse effect on our business condition and financial prospects.

We are dependent upon continued demand from our large customers.

Our largest customers account for a significant portion of our revenues. Our five largest customers represented approximately 47% of our revenues for our 2006 fiscal year, with our single largest customer representing approximately 18% during such period. Furthermore, the shipping industry has been consolidating for a number of years, and further consolidation could increase the portion of our revenue that comes from our largest customers. The loss, default or significant reduction of orders from any of our large customers, and especially our single largest customer, could have a material adverse effect on our business, financial condition and future prospects.

Gains and losses associated with container sales may fluctuate and adversely affect our operating results.

Although our revenue primarily depends upon equipment leasing, our profitability is also affected by the residual values of our containers upon the expiration of their leases because, in the ordinary course of our business, we sell certain containers when such containers are returned to us. The volatility of the residual values of such equipment may be significant. These values, which can vary substantially, depend upon, among other factors, the location of the containers, worldwide steel prices and the cost of new containers, the supply of used containers for disposal, applicable maintenance standards, refurbishment needs, inflation rates, market conditions, materials and labor costs and equipment obsolescence. Most of these factors are outside of our control. Operating leases, which represent the predominant form of lease in our portfolio, are subject to greater residual value risk than finance leases.

Containers are typically sold if it is in our best interest to do so after taking into consideration the book value, remaining useful life, repair condition, suitability for leasing or other uses and the prevailing local sales price for the containers. As these considerations vary, gains or losses on sale of equipment will also fluctuate and may be significant if we sell large quantities of containers.

From 1999 through 2003 our average sale prices for used containers were very low due to low prices for new containers and an extreme over-supply of used containers in North America and Europe following the Asia crisis. We recorded large losses on the disposal of our equipment during these years. It is possible that a decrease in new container prices or an over-supply of used containers could cause our used container sale prices to decrease again.

Changes in market price, availability or transportation costs of containers in China could adversely affect our ability to maintain our supply of containers.

China is currently the largest container producing nation in the world, and we currently purchase substantially all of our dry and special containers from two manufacturers based in China and substantially all of our refrigerated containers from three manufacturers based in China. In the event that it were to become more expensive for us to procure containers in China or to transport these containers at a low cost from China to the locations where they are needed by our customers, because of further consolidation among container suppliers, increased tariffs imposed by the United States or other governments or for any other reason, we would have to seek alternative sources of supply. We may not be able to make alternative arrangements quickly enough to meet our equipment needs, and the alternative arrangements may increase our costs.

Our business strategies entail risk and we may not be able to realize our plans with regard to these strategies.

As discussed herein, in order to grow our business, we expect to employ various strategies, including consummating strategic acquisitions and investing in our container fleet. Unanticipated issues may arise in the implementation of these contemplated strategies, which could impair our ability to expand our business as expected. For example:

•	favorable conditions in the equipment leasing market, including the rate of world trade and economic growth, could deteriorate;

•	equipment prices and lease rates could decrease as a result of a variety of factors, including a decrease in worldwide steel prices;

•	the financial condition of our third party depot operators and other business partners may deteriorate;

•	our customers could decide to buy rather than lease a larger percentage of the containers they operate; and

•	we may not be able to execute strategic acquisitions or to integrate such acquired assets successfully into our business.

Any of the above risks could adversely affect our financial position and results of operations. Furthermore, the execution of our plans could result in our having greater losses than we have historically experienced and could have a material adverse effect on our business.

If we are unable to meet future capital requirements, our business may be adversely affected.

We periodically make capital investments to, among other things, maintain and expand our container fleet. As we maintain and grow our business, we may have to incur significant capital expenditures. We believe that we will be able to fund these expenditures through cash flow from operations and borrowings under our various credit facilities. However, future borrowings may not be available under such facilities and we may not be able to refinance such facilities on commercially reasonable terms or at all. Additionally, we may not have, and may not be able to obtain, adequate funds to make all necessary capital expenditures when required, and the amount of future capital expenditures may materially exceed our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our profitability could suffer.

We may incur costs associated with relocation of leased equipment.

When lessees return equipment to locations where supply exceeds demand, we routinely reposition containers to higher demand areas. Positioning expenses vary depending on geographic location, distance, freight rates and other factors, and may not be fully covered by drop-off charges collected from the last lessees of the equipment or pick-up charges paid by the new lessees. Positioning expenses can be significant if a large portion of our containers are returned to locations with weak demand. For example, prior to the Asia crisis of the late 1990’s containerized trade was relatively evenly balanced globally, and as a result, many of our lease contracts provided extensive drop-off flexibility in North America and Europe. However, global containerized trade patterns changed dramatically in the aftermath of the Asia crisis, and demand for leased containers in North America and Europe substantially decreased. We incurred large positioning expenses from 2000-2003 to shift our inventory of containers from North America and Europe to Asia. Further changes in the pattern of global containerized trade could force us to incur large positioning expenses in the future.

We currently seek to limit the number of containers that can be returned and impose surcharges on containers returned to areas where demand for such containers is not expected to be strong. However, future market conditions may not enable us to continue such practices. In addition, we cannot assure you that we have accurately anticipated which port locations will be characterized by weak or strong demand in the future, and our current contracts will not provide much protection against positioning costs if ports that we expect to be strong demand ports turn out to be surplus container ports at the time leases expire.

Manufacturers of our equipment may be unwilling or unable to honor manufacturer warranties covering defects in our equipment.

We obtain warranties from the manufacturers of our equipment. When defects in the containers occur, we work with the manufacturers to identify and rectify the problem. For example, we, along with some of our competitors and one of our lessees, currently have identified cracks in rails in certain containers manufactured in two factories in China in 2003 and 2004. To date, the manufacturer has agreed to be responsible for the repair of the containers, even though the cause of the problem has not yet been identified. However, there is no assurance that the manufacturer will continue to honor its warranty obligations or that manufacturers will be willing or able to honor such warranty obligations in the future. If defects are discovered in containers that are not covered by manufacturer warranties we could be required to expend significant amounts of money to repair the containers and/or the useful life of the containers could be shortened and the value of the containers reduced.

We rely on our information technology systems to conduct our business. If these systems fail to adequately perform these functions, or if we experience an interruption in their operation, our business and financial results could be adversely affected.

The efficient operation of our business is highly dependent on two of our information technology systems: our equipment tracking system and our ‘‘Tradex’’ customer interface system. For example, these systems allow customers to place pick-up and drop-off orders on the Internet, view current inventory and check contractual terms in effect with respect to any given container lease agreement. We correspondingly rely on such information systems to track transactions, such as repairs and changes to book value, and movements associated with each of our owned or managed containers. We use the information provided by these systems in our day-to-day business decisions in order to effectively manage our lease portfolio and improve customer service. The failure of these systems to perform as we anticipate could disrupt our business and results of operation and cause our relationships with our customers to suffer. In addition, our information technology systems are vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power loss and computer systems failures and viruses. Any such interruption could have a material adverse effect on our business.

A number of key personnel are critical to the success of our business.

Most of our senior executives and other management-level employees have been with us for over ten years and have significant industry experience. We rely on this knowledge and experience in our strategic planning and in our day-to-day business operations. Our success depends in large part upon our ability to retain our senior management, the loss of one or more of whom could have a material adverse effect on our business. Our success also depends on our ability to retain our experienced sales force and technical personnel as well as recruiting new skilled sales, marketing and technical personnel. Competition for these persons in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel. If we fail to retain and recruit the necessary personnel, our business and our ability to retain customers and provide acceptable levels of customer service could suffer.

The international nature of the container industry exposes us to numerous risks.

Our ability to enforce the end users’ obligations under the leases and other arrangements for use of the containers will be subject to applicable laws in the jurisdiction in which enforcement is sought. As the containers are predominantly located on international waterways, it is not possible to predict, with any degree of certainty, the jurisdictions in which enforcement proceedings may be commenced. For example, repossession from defaulting lessees may be difficult and more expensive in jurisdictions whose laws do not confer the same security interests and rights to creditors and lessors as those in the United States and in jurisdictions where recovery of equipment from the defaulting lessee is more cumbersome. As a result, the relative success and expedience of enforcement proceedings with respect to the containers in various jurisdictions also cannot be predicted.

We are also subject to risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. These risks include:

•	regional and local economic downturns;

•	changes in governmental policy or regulation;

•	restrictions on the transfer of funds into or out of the country;

•	import and export duties and quotas;

•	domestic and foreign customs and tariffs;

•	international incidents;

•	military outbreaks;

•	government instability;

•	nationalization of foreign assets;

•	government protectionism;

•	compliance with export controls, including those of the U.S. Department of Commerce;

•	compliance with import procedures and controls, including those of the U.S. Department of Homeland Security;

•	potentially negative consequences from changes in tax laws;

•	higher interest rates;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	labor or other disruptions at key ports;

•	difficulty in staffing and managing widespread operations; and

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions.

Any one or more of these factors could impair our current or future international operations and, as a result, harm our overall business.

As a U.S. corporation, we are subject to the Foreign Corrupt Practices Act, and a determination that we violated this act may affect our business and operations adversely.

As a U.S. corporation, we are subject to the regulations imposed by the Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that we have violated the FCPA could have a material adverse effect on us.

The lack of an international title registry for containers increases the risk of ownership disputes.

There is no internationally recognized system of recordation or filing to evidence our title to containers nor is there an internationally recognized system for filing security interest in containers. Although this has not occurred to date, the lack of a title recordation system with respect to containers could result in disputes with lessees, end-users, or third parties who may improperly claim ownership of the containers.

We may incur costs associated with new security regulations.

We may be subject to regulations promulgated in various countries, including the United States, seeking to protect the integrity of international commerce and prevent the use of containers for international terrorism or other illicit activities. For example, the Container Safety Initiative, the Customs-Trade Partnership Against Terrorism and Operation Safe Commerce are among the programs administered by the U.S. Department of Homeland Security that are designed to enhance security for cargo moving throughout the international transportation system by identifying existing vulnerabilities in the supply chain and developing improved methods for ensuring the security of containerized cargo entering and leaving the United States. Moreover, the International Convention for Safe Containers, 1972 (CSC), as amended, adopted by the International Maritime Organization, applies to new and existing containers and seeks to maintain a high level of safety of human life in the transport and handling of containers by providing uniform international safety regulations. As these regulations develop and change, we may incur increased compliance costs due to the acquisition of new, compliant containers and/or the adaptation of existing containers to meet any new requirements imposed by such regulations. Additionally, certain companies are currently developing or may in the future develop products designed to enhance the security of containers transported in international commerce. Regardless of the existence of current or future government regulations mandating the safety standards of intermodal shipping containers, our competitors may adopt such products or our customers may require that we adopt such products in the conduct of our container leasing business. In responding to such market pressures, we may incur increased costs, which could have a material adverse effect on our financial condition and results of operations.

Terrorist attacks could negatively impact our operations and our profitability and may expose us to liability.

Terrorist attacks may negatively affect our operations. Such attacks have contributed to economic instability in the United States and elsewhere, and further acts of terrorism, violence or war could similarly affect world trade and the industries in which we and our customers operate. In addition, terrorist attacks or hostilities may directly impact ports our containers come in and out of, depots, our physical facilities or those of our suppliers or customers and could impact our sales and our supply chain. A severe disruption to the worldwide ports system and flow of goods could result in a reduction in the level of international trade and lower demand for our containers. The consequences of any terrorist attacks or hostilities are unpredictable, and we may not be able to foresee events that could have an adverse effect on our operations.

It is also possible that one of our containers could be involved in a terrorist attack. Although our lease agreements require our lessees to indemnify us against all damages arising out of the use of our containers, and we carry insurance to potentially offset any costs in the event that our customer indemnifications prove to be insufficient, we may not be fully protected from liability arising from a terrorist attack which utilizes one of our containers.

Environmental liability may adversely affect our business and financial situation.

We are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and third-party claims for property damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our current or historical operations. Under some environmental laws in the United States and certain other countries, the owner of a leased container may be liable for environmental damage, cleanup or other costs in the event of a spill or discharge of material from a container without regard to the owner’s fault. We have not yet experienced any such claims. Our lessees are required to indemnify us from such claims. Liability insurance policies, including ours, usually exclude claims for environmental damage. Our lessees may, but we do not require them to, have separate insurance coverage for environmental damage. So such insurance or indemnities may not fully protect us against damages arising from environmental damage. Under the terms of the stock purchase agreement in respect of the Acquisition, the seller is obligated to indemnify us for certain environmental liabilities relating to the operation of the business prior to our acquisition. This indemnification, however, may not be sufficient to reimburse us for all losses relating to environmental liabilities.

Many countries, including the United States, restrict, prohibit or otherwise regulate the use of chlorofluorocarbon compounds (‘‘CFCs’’) due to their ozone depleting and global warming effects. CFCs have historically been used in the manufacture and operation of older refrigerated containers, including some containers purchased in the past by TAL International Corporation and Trans Ocean, which we acquired in the Acquisition and which are currently used in less than 3% of our refrigerated containers. The vast majority of our refrigerated containers currently use R134A refrigerant. While R134A does not contain CFC’s, the European Union has instituted regulations to phase out the use of R134A in automobile air conditioning systems beginning in 2011 due to concern that the release of R134A into the atmosphere may contribute to global warming. While the European Union regulations do not currently restrict the use of 134A in refrigerated containers or trailers, it is possible that the phase out of R134A in automobile air conditioning systems will be extended to intermodal containers in the future. If future regulations prohibit the use or servicing of containers using R134A refrigerant, we could be forced to incur large retrofitting expenses. In addition, refrigerated containers that are not retrofitted may become difficult to lease and command lower prices in the market for used containers once we retire these containers from our fleet.

Certain liens may arise on our containers.

Depot operators, repairmen and transporters may come into possession of our containers from time to time and have sums due to them from the lessees or sublessees of the containers. In the event of nonpayment of those charges by the lessees or sublessees, we may be delayed in, or entirely barred from, repossessing the containers, or be required to make payments or incur expenses to discharge such liens on the containers.

Fluctuations in foreign exchange rates could reduce our profitability.

The majority of our revenues and costs are billed in U.S. dollars. Most of our non-U.S. dollar transactions are individually of small amounts and in various denominations and thus are not suitable for cost-effective hedging. In addition, almost all of our container purchases are paid for in U.S. dollars.

Our operations and used container sales in locations outside of the U.S. have some exposure to foreign currency fluctuations, and trade growth and the direction of trade flows can be influenced by large changes in relative currency values. Adverse or large exchange rate fluctuations may negatively affect our results of operations and financial condition.

Most of our equipment fleet is manufactured in China. Although the purchase price is in U.S. dollars, our manufacturers pay labor and other costs in the local currency, the Chinese Yuan. To the extent that our manufacturers’ costs increase due to changes in the valuation of the Chinese Yuan, the dollar price we pay for equipment could be effected.

Increases in the cost of or the lack of availability of insurance could increase our risk exposure and reduce our profitability.

Our lessees and depots are required to maintain all risks physical damage insurance, comprehensive general liability insurance and to indemnify us against loss. We also maintain our own contingent liability insurance and off-hire physical damage insurance. Nevertheless, lessees and depots insurance or indemnities and our insurance may not fully protect us. The cost of such insurance may increase or become prohibitively expensive for us and our customers and such insurance may not continue to be available.

We also maintain director and officer liability insurance. New accounting standards and new corporate governance regulations of the New York Stock Exchange may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain increased levels of coverage or it may not continue to be available.

Financing of Port Equipment

In December 2006 we entered into our first port equipment finance transaction in which we financed several container cranes, reach stackers, tractors, trailers and related equipment. The financing of port equipment such as container cranes involves additional risks such as the additional maintenance requirements for the equipment which if not followed could reduce the value of the equipment, the risk of personal injury inherent in operating this equipment, the limited remarketing opportunities for such equipment, the increased risk of technical obsolescence of such equipment and the high cost of transporting the equipment should it need to be repositioned.

Other Risks Related to Our Business

We are a ‘‘controlled company’’ within the meaning established by the New York Stock Exchange and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

The Resolute Fund, L.P., its affiliated funds and the other parties to a shareholders agreement among the investors who acquired our company in November 2004, management and certain of our other shareholders, as a group, control a majority of our outstanding common stock, and, as a result, we are considered a ‘‘controlled company’’ within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, a ‘‘controlled company’’ is exempt from complying with certain corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors and (3) the requirement that we have a compensation committee that is composed entirely of independent directors. As a result, our board of directors does not consist of a majority of independent directors nor does our board of directors have compensation and nominating/corporate governance committees consisting entirely of independent directors. Accordingly, investors do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

Our strategy to selectively pursue complementary acquisitions may present unforeseen integration obstacles or costs.

We may selectively pursue complementary acquisitions and joint ventures. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	potential disruption of our ongoing business and distraction of management;

•	difficulty with integration of personnel and financial and other systems;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers, and we may not realize any anticipated benefits from acquisitions or joint ventures.

We have a substantial amount of debt outstanding on a consolidated basis and have significant debt service obligations which could adversely affect our financial condition or our ability to fulfill our obligations and make it more difficult for us to fund our operations.

We have a significant amount of debt outstanding on a consolidated basis. As of December 31, 2006, we have outstanding indebtedness of $919.9 million under our asset backed securities program and our other credit facilities. In addition, we have capital lease obligations in the amount of $38.4 million. Our interest and debt expense for the fiscal year ended December 31, 2006 was $47.6 million. As of December 31, 2006, our total debt to total assets was 66%.

Our substantial debt could have important consequences for investors, including the following:

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing funds available for operations, future business opportunities and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make it more difficult for us to satisfy our obligations with respect to our debt obligations, and any failure to comply with such obligations, including financial and other restrictive covenants, could result in an event of default under the agreements governing such indebtedness, which could lead to, among other things, an acceleration of our indebtedness or foreclosure on the assets securing our indebtedness and which could have a material adverse effect on our business or prospects;

•	limit our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•	make it more difficult for us to pay dividends on our common stock;

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

•	place us at a competitive disadvantage compared to our competitors which have less debt.

We may not generate sufficient revenues to service and repay our debt and have sufficient funds left over to achieve or sustain profitability in our operations, meet our working capital and capital expenditure needs or compete successfully in our markets.

Despite our substantial leverage, we and our subsidiaries will be able to incur additional indebtedness. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although our asset backed securities program and our other credit facilities contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, indebtedness incurred in compliance with such restrictions could be substantial. To the extent that new indebtedness is added to our and our subsidiaries’ current debt levels, the risks described above would increase.

We will require a significant amount of cash to service and repay our outstanding indebtedness and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and repay our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future.

We cannot assure investors that:

•	our business will generate sufficient cash flow from operations to service and repay our debt and to fund working capital and planned capital expenditures;

•	future borrowings will be available under our current or future credit facilities in an amount sufficient to enable us to repay our debt; or

•	we will be able to refinance any of our debt on commercially reasonable terms or at all.

Financial, business, economic and other factors, many of which we cannot control, will affect our ability to generate cash in the future and to make these payments.

If we cannot generate sufficient cash from our operations to meet our debt service and repayment obligations, we may need to reduce or delay capital expenditures, the development of our business generally and any acquisitions. In addition, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms or at all.

Our asset backed securities program and our other credit facilities impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions.

Our asset backed securities program and other credit facilities impose, and the terms of any future indebtedness may impose, significant operating, financial and other restrictions on us and our subsidiaries. These restrictions will limit or prohibit, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends on or redeem or repurchase our stock;

•	issue capital stock of us and our subsidiaries;

•	make loans and investments;

•	create liens;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with stockholders and affiliates;

•	cause our subsidiaries to make dividends, distributions and other payments to us; and

•	otherwise conduct necessary corporate activities.

These restrictions could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities. A breach of any of these restrictions could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and fees, to be immediately due and payable and proceed against any collateral securing that indebtedness, which will constitute substantially all of our material container assets.

The price of our common stock may be highly volatile and may decline regardless of our operating performance.

The trading price of our common shares is likely to be subject to wide fluctuations. Factors affecting the trading price of our common shares may include:

•	variations in our financial results;

•	changes in financial estimates or investment recommendations by securities analysts following our business;

•	the public’s response to our press releases, our other public announcements and our filings with the Commission;

•	changes in accounting standards, policies, guidance or interpretations or principles;

•	future sales of common stock by us and our directors, officers and significant stockholders;

•	announcements of technological innovations or enhanced or new products by us or our competitors;

•	our failure to achieve operating results consistent with securities analysts’ projections;

•	the operating and stock price performance of other companies that investors may deem comparable to us;

•	fluctuations in the worldwide equity markets;

•	recruitment or departure of key personnel;

•	our failure to timely address changing customer preferences;

•	broad market and industry factors; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to such events.

In addition, if the market for intermodal equipment leasing company stocks or the stock market in general experiences loss of investor confidence, the trading price of our common shares could decline for reasons unrelated to our business or financial results. The trading price of our common shares might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us.

We may not always pay dividends on our common stock.

There is no assurance as to our ability to pay future dividends because they depend on future earnings, capital requirements, and financial condition.

We are uncertain of our ability to obtain additional financing for our future capital needs.

We believe that cash from operations and existing cash, together with available borrowings under our asset backed securities program and our other credit facilities will be sufficient to meet our working capital, capital expenditure and expense requirements for at least the next twelve months. However, we may need to raise additional funds in order to fund our business, expand our sales activities, develop new or enhance existing products and/or respond to competitive pressures. Additional financing may not be available on terms favorable to us, or at all.

If securities analysts do not publish research or reports about our business or if they downgrade our stock, the price of our stock could decline.

The trading market for our common shares relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock, the price of our stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Implementation of required public company corporate governance and financial reporting practices and policies increases our costs significantly and require our management to devote substantial time to comply therewith and we may be unable to provide the required financial information in a timely and reliable manner.

As a newly public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Commission and the New York Stock Exchange, have imposed various new requirements on public companies, including changes in corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these new requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these new rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain increased levels of coverage.

In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires that we maintain effective internal controls for financial reporting and disclosure controls and procedures. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, we could suffer a loss of investor confidence in the reliability of our financial statements, the market price of our stock could decline and we could be subject to sanctions or investigations by the New York Stock Exchange, the Commission or other regulatory authorities. Any failure by us to timely implement these required public company corporate governance and financial reporting practices and policies could materially and adversely impact our financial condition and results of operation and the price of our common stock.

Our internal control over financial accounting and reporting may not detect all errors or omissions in the financial statements.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of internal control over financial reporting and a report by our independent auditors addressing these assessments. If we fail to maintain the adequacy of internal control over financial accounting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and related regulations. Although our management has concluded that adequate internal control procedures are currently in place, no system of internal control can provide absolute assurance that the financial statements are accurate and free of errors. As a result, the risk exists that our internal control may not detect all errors or omissions in the financial statements.

We may incur future asset impairment charges.

An asset impairment charge may result from the occurrence of unexpected adverse events or management decisions that impact our estimates of expected cash flows generated from our long-lived assets. We regularly review our long-lived assets for impairment, including when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. We may be required to recognize asset impairment charges in the future as a result of reductions in demand for specific container and chassis types, a weak economic environment, challenging market conditions, events related to particular customers or asset type, or as a result of asset or portfolio sale decisions by management.

Adverse changes in business conditions could negatively impact our income tax provision or cash payments.

Our deferred tax liability balance includes a deferred tax asset for U.S. federal and various states resulting from net operating loss carryforwards. A reduction to our future earnings, which will lower taxable income, may require us to record a tax charge against earnings, in the form of a valuation allowance, if it is determined it is more-likely-than-not that some or all of the loss carryforwards will not be realized.

In addition, under certain conditions, if our future investment in new container and chassis operating leases is significantly less than estimated, we may fail to benefit from future accelerated depreciation for income tax purposes. If this occurs we could become a cash taxpayer sooner than we currently project.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements, including, without limitation, statements concerning the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and service development efforts. The Private Securities Litigation Reform Act of 1995 provides a ‘‘safe harbor’’ for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this prospectus, the words ‘‘may’’, ‘‘might’’, ‘‘should’’, ‘‘estimate’’, ‘‘project’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘expect’’, ‘‘intend’’, ‘‘outlook’’, ‘‘believe’’ and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under the caption ‘‘Risk Factors’’ in this prospectus and in our registration statement on Form S-1 (File No. 333-126317) filed with the Commission, as such registration statement became effective on October 11, 2005, and all of our other filings filed with the Commission from October 11, 2005 through the current date pursuant to the Securities Exchange Act of 1934.

We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. Reference is also made to such risks and uncertainties detailed from time to time in our filings with the Commission.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock by the Selling Stockholder. We will pay substantially all the expenses incident to the registration of such shares, except for sales commissions and other expenses of the Selling Stockholder.

SELLING STOCKHOLDER

This prospectus relates to shares that are being registered for reoffers and resales by the Selling Stockholder who has acquired shares pursuant to any of the Plans. The Selling Stockholder is an employee entitled to receive shares of our common stock under our employee benefit plans.

Beneficial ownership is determined in accordance with the rules of the Commission, is based upon 33,257,723 shares outstanding as of April 10, 2007, and generally includes voting or investment power with respect to securities. Options to purchase shares of common stock that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted stock, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the person holding such restricted stock for the purpose of computing the percentage ownership of such person and are treated as outstanding for the purpose of computing the percentage ownership of each other person. After the resale of all shares that may be so offered for resale pursuant to this prospectus, and assuming no other changes in beneficial ownership of our common stock after the date of this prospectus, the Selling Stockholder would own less than 1% of our common stock.

The inclusion in the table of the individual named therein shall not be deemed to be an admission that such individual is an ‘‘affiliate’’ of the Company.

Name of Selling Stockholder	Number of Shares Beneficially Owned	Number of Shares Offered for Resale(1)	Number of Shares Beneficially Owned After the Resale(2)
Augustine Leslie Leow Hong Boon	10,732	2,727	8,005

(1)	Includes (i) shares previously issued upon exercise of options granted under the Plans and (ii) shares of restricted stock previously granted under the Plans.
(2)	Assumes that all shares offered for resale pursuant to this prospectus are sold.

PLAN OF DISTRIBUTION

All of the shares offered by the Selling Stockholder were originally issued by us pursuant to employee benefit plans. The Selling Stockholder named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the Selling Stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (who, for purposes of this purposes, are included in the term ‘‘Selling Stockholder’’) may sell the shares from time to time. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more stock exchanges, markets or trading facilities, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may effect such transactions by selling the shares to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also sell shares short and redeliver the shares to close out such short positions. The Selling Stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Usual and customary brokerage fees will be paid by the Selling Stockholder. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholder may be deemed to be ‘‘underwriters’’ within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Stockholder may be deemed to be an ‘‘underwriter’’ within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Stockholder has advised us that he has not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholder.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a specified period prior to the commencement of such distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholder. We will make copies of this prospectus available to the Selling Stockholder and has informed him of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of the Selling Stockholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Mayer, Brown, Rowe & Maw LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of TAL International Group, Inc. at December 31, 2006 and December 31, 2005, for the years ended December 31, 2006 and December 31, 2005 and for the two month period November 1, 2004 through December 31, 2004, and the combined consolidated financial statements and schedule of the predecessor for the ten month period January 1, 2004 through October 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Ernst & Young LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of this Form S-8 will be sent or given to option holders and restricted stock holders under the 2004 Plan and the 2005 Plan, as applicable, pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Company, as a part of this Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference in this Registration Statement:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended 2006 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in clause (a) above; and

(c)    The description of the Company’s common stock, par value $0.001 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 5, 2005 pursuant to Section 12(b) of the Exchange Act, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (‘‘DGCL’’), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s bylaws permit it to indemnify its directors and officers to the fullest extent permitted by Delaware law and to advance litigation expenses upon its receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in the Company’s bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. The Company also maintains directors’ and officers’ liability insurance for its directors and officers. There can be no assurances, however, that the Company will be able to maintain such insurance on reasonable terms.

In addition, the Company has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify the Company’s directors and some of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the Company’s right, on account of services by that person as a director or officer of the Company or as a director or officer of any of the Company’s subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at the Company’s request.

Item 7.    Exemption from Registration Claimed.

The shares of Common Stock which may be sold pursuant to the reoffer prospectus for the account of the Selling Stockholder issued to the Selling Stockholder under the 2004 Plan and 2005 Plan were issued by the Company in reliance upon the available exemptions from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b), which relates to exemptions for offers and sales of securities pursuant to certain compensatory benefit plans.

Item 8.    Exhibits.

See Index to Exhibits, which is incorporated herein by reference.

Item 9.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation, by-laws or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Harrison, State of New York, on April 12, 2007.

TAL International Group, Inc.
By: /s/ Brian M. Sondey Brian M. Sondey President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Brian M. Sondey and Chand Khan his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 12, 2007.

Signature	Title

/s/ Brian M. Sondey	President and Chief Executive Officer (Principal Executive Officer), Director

Brian M. Sondey

/s/ Chand Khan	Vice President and Chief Financial Officer (Principal Financial Officer)

Chand Khan

/s/ Malcolm P. Baker	Director

Malcolm P. Baker

/s/ Bruce R. Berkowitz	Director

Bruce R. Berkowitz

/s/ A. Richard Caputo, Jr.	Director

A. Richard Caputo, Jr.

/s/ Brian J. Higgins	Director

Brian J. Higgins

/s/ John W. Jordan II	Director

John W. Jordan II

/s/ Frederic H. Lindeberg	Director

Frederic H. Lindeberg

/s/ David W. Zalaznick	Director

David W. Zalaznick

/s/ Douglas J. Zych	Director

Douglas J. Zych

EXHIBIT INDEX

Exhibit Numbers	Description
4.1	Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 to Amendment No. 3 to the Registrant’s Form S-1 filed on October 5, 2005, file number 333-126317)
4.2	Second Amended and Restated Certificate of Incorporation of TAL International Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on March 20, 2006)
4.3	Amended and Restated Bylaws of TAL International Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 20, 2006)
4.4	2004 Management Stock Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 filed on June 30, 2005, file number 333-126317)
4.5	First Amendment to 2004 Management Stock Plan (incorporated by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K filed on March 20, 2006 )
4.6	2005 Management Omnibus Incentive Plan (incorporated by reference to Exhibit 10.33 to the Registrant’s Annual Report on Form 10-K filed on March 20, 2006)
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)